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                                                                    EXHIBIT 10.5

                          [UNITED DOMINION Letterhead]




March 1, 1999



PRIVILEGED AND CONFIDENTIAL

[Participant]

Dear [Participant]:

         United Dominion Industries, Inc. (the "Company") and its ultimate parent company, United Dominion Industries Limited ("Limited"), for which the Company provides management services, consider it essential to the best interests of their shareholders to foster the continuous employment of key Company management personnel. Further, the boards of directors of the Company (the "Board") and of Limited (the "Limited Board") recognize that the possibility of a change in control exists, and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of management personnel to the detriment of the Company, Limited and their shareholders.

         The Board and the Limited Board have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company and its subsidiaries, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company or Limited.

     In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated subsequent to a Change in Control



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(as defined in Section 2 hereof) under the circumstances described below.

1. Term of Agreement. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue in effect for a period of three years from the date hereof; provided, however, the original Term of this Agreement shall automatically be extended each year, on the anniversary date of this Agreement, for an additional year unless, not later than ninety (90) days prior to any such anniversary date, the Company shall have given notice that it does not wish to extend the Term, in which case this Agreement shall expire at the end of the two-year period following such anniversary date. Notwithstanding any such notice by the Company not to extend the Term, if a Change in Control shall have occurred during the original or extended Term, the Term shall continue in effect for a period of thirty-six (36) months beyond such Change in Control.

2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below. For purposes of this Agreement, a "Change in Control" shall mean any one or more of the events set forth below or a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement. Without limitation, a Change in Control shall be deemed to have occurred if:

         (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company or Limited (in each case, the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company or Limited entitled to vote generally in the election of directors (in each case, the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (A), the following acquisitions shall



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                  not constitute a Change in Control: (i) any acquisition
                  directly from the Company or Limited, (ii) any acquisition by the Company or Limited, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or Limited or any corporation controlled by or under common control with the Company or Limited or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (C); or

         (B) Individuals who, as of the date hereof, constitute the Limited Board cease for any reason to constitute at least a majority of the Limited Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Limited's shareholders, was approved by a vote of at least a majority of the directors then comprising the Limited Board shall be considered as though such individual were a member of the Limited Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Limited Board; or

         (C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or Limited (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such



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                  transaction owns the Company or Limited or all or
                  substantially all of the Company's or Limited's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or Limited or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of any corporation resulting from such Business Combination, or any corporation with direct or indirect control over any such corporation, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board or the Limited Board, providing for such Business Combination; or

         (D) Approval by the shareholders of the Company or Limited of a complete liquidation or dissolution of the Company or Limited; or

         (E) The Company or Limited executes an agreement, the consummation of which would result in the occurrence of a Change in Control as described above,

         then, with respect to a termination of your employment, other than a termination resulting from your death or Retirement, or initiated by the Company for Cause or Disability, or otherwise initiated by you other than for Good Reason occurring after such event or the execution of such agreement and prior to the expiration or termination of such agreement, a Change in Control shall be deemed to have occurred as of the date of such event or the execution of such agreement.



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3.       Potential Change in Control. You agree, subject to the terms and conditions of this Agreement, to remain in the employ of the Company in the event of a Potential Change in Control until the earliest of (a) a date which is two hundred seventy (270) days from the occurrence of such Potential Change in Control, (b) the termination of your employment by reason of your death or your Disability or Retirement as defined in Subsection 4(A) of this Agreement, respectively, or (c) the date on which you first become entitled under this Agreement to receive the benefits provided in Subsection 5(D) of this Agreement. For purposes of this Agreement, a Potential Change in Control shall be deemed to have occurred if:

         (A) The Company or Limited enters into an agreement or agreements which, if carried out, would result in the occurrence of a Change in Control;

         (B) Any person publicly announces an intention to take or to consider taking actions which, if carried out, would constitute a Change in Control;

         (C) Any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Limited (or a company owned, directly or indirectly, by the shareholders of the Company or Limited in substantially the same proportions as their ownership of shares of the Company or Limited), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company or Limited representing 10 percent or more of the combined voting power of the Company's or Limited's then outstanding securities, increases his beneficial ownership of such securities by 10 percentage points or more over the percentage so owned by such person on the date hereof; or

         (D) The Board or the Limited Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

4. Termination Following Change in Control. If any of the events described in Section 2 hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Subsection 5(D) hereof upon subsequent termination of your employment



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         during the Term unless such termination is because of your death or
         Retirement, by the Company for Cause or Disability, or by you other than for Good Reason.

         (A) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given, you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability". Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, it shall be made by any adult member of your immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement. Termination of your employment based on "Retirement" shall mean your voluntary termination of employment on an Early or Normal Retirement Date as defined in the United Dominion Industries, Inc. Revised Retirement Plan (the "Pension Plan") as in effect immediately prior to the occurrence of a Change in Control whether or not you are a participant in the Pension Plan, or in accordance with any retirement arrangement established with your consent with respect to you.

         (B) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or from your Retirement or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company,



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                  monetarily or otherwise. For purposes of this Subsection, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall be delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (i) or
                  (ii) of the first sentence of this Subsection and specifying the particulars thereof in detail.

         (C) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:

                  (i) Inconsistent Duties. A meaningful and detrimental alteration (in your reasonable good faith determination) in the nature or status of your responsibilities (including those as a director of the Company, if any) from those in effect immediately prior to the Change in Control;

                  (ii) Reduced Salary. A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                  (iii) Relocation. The relocation of the office of the Company where you are employed at the time of the Change in Control (the "CIC Location") to a location that is more than fifty (50) miles from your current location, or which in your good faith assessment is an area not generally considered conducive to maintaining the executive offices of a company such as



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                           the Company because of hazardous or undesirable
                           conditions, including without limitation a high crime rate or inadequate facilities;

                  (iv) Incentive Compensation Plans. The failure by the Company to continue in effect any compensation plan in which you participate, including but not limited to the United Dominion Industries Corporate Net Worth Incentive Compensation Plan or any other plans adopted prior to the Change in Control, which failure has a significant adverse effect on your total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on at least as favorable a basis, in terms of the amount of benefits available to you as existed at the time of the Change in Control;

                  (v) Benefits and Perquisites. The failure by the Company to continue to provide you with benefits and perquisites substantially similar to those enjoyed by you under the Company's pension, life insurance, medical, health and accident, disability, savings and other qualified and non-qualified executive benefit plans in which you were participating at the time of the Change in Control;

                  (vi) No Assumption by Successor. The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof or, if the business of the Company for which your services are principally performed is sold at any time after a Change in Control, the purchaser of such business shall fail to agree to provide you with the same or a comparable position, duties, compensation and benefits (as described in Clauses 4(C)(iv) and (v) above) as provided to you by the Company



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                           immediately prior to the Change in Control; or

                  (vii) No Notice. Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (D) below (and, if applicable, the requirements of Subsection (B) above); for purposes of this Agreement, no such purported termination shall be effective.

         (D) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (E) Date of Termination, Etc. "Date of Termination" shall mean (i) if your employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (ii) if your employment is terminated pursuant to Subsection (B) or (C) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (B) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (C) above shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a



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                  court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given and continue you as a participant in all compensation, benefit, and insurance plans and perquisites in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5. Compensation Upon Termination or During Disability. Following a Change in Control, upon termination of your employment or during Disability during the Term, the Company shall cause there to be provided to you the following benefits:

         (A) Disability. During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, inclusive of all compensation payable to you under the Company's disability insurance coverage or other plan during such period, until your employment is terminated pursuant to Subsection 4(A) hereof. Thereafter, your benefits shall be determined in accordance with the Company's insurance programs and other benefit or pension plans then in effect, including those listed in Clause 4(C)(v) hereof.

         (B) Termination for Other than Good Reason or for Cause. If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any



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                  amounts to be paid to you pursuant to the Company's benefit and pension plans then in effect, including those listed in Clause 4(C)(v), and the Company shall have no further obligations to you under this Agreement.

         (C) Retirement; Death. If your employment shall be terminated for Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company's benefit and pension plans then in effect, including those listed in Clause 4(C)(v).

         (D) Termination Otherwise. If your employment with the Company shall be terminated by the Company for a reason other than Cause, Retirement, Disability, or your death, or if your employment with the Company shall be terminated by you for Good Reason, then you shall be entitled to the benefits provided below:

                  (i) Base Salary. The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given;

                  (ii) Severance Payment. In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth (5th) day following the Date of Termination (the "Payment Date"), a lump sum severance payment (the "Severance Payment") equal to the amount of base salary you would have earned had you continued to be employed until the earlier of
                           (a) the end of the thirty-six (36) month period following the Date of Termination or (b) the attainment of your Normal Retirement age (the "Severance Period"), assuming that your rate of monthly base salary during the Severance Period would be equal to the highest monthly rate of base salary which was payable to you by the Company (or any company affiliated with the Company) during the thirty-six (36) month period immediately preceding the Date of Termination.



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                  (iii)    Incentive Compensation Plans. The Company shall pay
                           you any amounts required to be paid to you under the terms of the United Dominion Industries Corporate Net Worth Incentive Compensation Plan and the United Dominion Industries Long-Term Performance Incentive Plan, other applicable management incentive compensation programs in effect, or any successor plan(s) in which you participate (each an "MIC Plan"). The Company shall pay you, in cash, in a lump sum, no later than the Payment Date, an amount in lieu of your participation in an MIC Plan during the Severance Period which shall be equal to the sum of:
                           (A) for the year during which the Date of Termination occurs, an amount equal to the greater of (I) your target bonus determined in accordance with your class of participation in such MIC Plan, and (II) the amount that would have been payable to you under such MIC Plan for that year, if the actual performance of the Company from the beginning of that year to the end of the most recently completed fiscal quarter during that year, if any, prior to the Date of Termination, on an annualized basis, were the actual performance of the Company for that year and (B) for each other year or portion thereof remaining in the Severance Period, an amount equal to your target bonus determined in accordance with your class of participation in such MIC Plan prior to your Date of Termination multiplied by the number of full years remaining in the Severance Period following the year during which the Date of Termination occurs, plus a portion of such annual bonus for any partial year remaining during the Severance Period, prorated based upon the number of days completed during such year.

                  (iv)     Benefit and Perquisite Continuation. For a thirty-six
                           (36) month period after such termination (or for such longer period that the Company may have obligated itself by separate agreement



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                           with you), the Company shall arrange to provide you
                           with life, disability, accident, automobile liability, health & dental insurance and such other benefits and perquisites substantially similar to those which you are receiving immediately prior to the Notice of Termination. In addition, the Company shall provide you with reasonable outplacement benefits consistent with the Company's Corporate Office Severance Policy in effect prior to the Change in Control. Benefits otherwise receivable by you pursuant to this Clause 5(D)(iv) shall be reduced to the extent comparable benefits are actually received by you during the thirty-six (36) month period following your termination, and any such benefit actually received by you shall be reported to the Company.

                  (v) Supplemental Pension. In addition to the pension benefits to which you are entitled under the Pension Plan or any related excess benefit or supplemental retirement programs or any successor plans thereto, including without limitation the United Dominion Industries, Inc. Supplemental Executive Retirement Plan and the Restoration Plan for the Salaried Defined Benefit Plans of United Dominion Industries, Inc. (collectively, the "Defined Benefit Plans"), the Company shall pay you in one sum in cash on the fifth
                           (5th) day following the Date of Termination, a lump sum determined as of the Date of Termination equal to the actuarial equivalent (determined based on your attained age as of the Date of Termination) of the excess of (1) the retirement pension (determined as a joint and 50% survivor annuity if you are married or a 10-year certain and life annuity if you are unmarried, in either case such annuity commencing at age fifty-five (55), or if you have already attained age fifty-five (55) at the Date of Termination, commencing at the Date of Termination) which you would have accrued under the terms of the Defined Benefit



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                           Plans in which you are a participant as of the Date
                           of Termination (without regard to any amendment to the Defined Benefit Plans made subsequent to the Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of pension benefits thereunder) determined as if you had accumulated (after the Date of Termination) thirty-six (36) additional months of both age and service credit under each of the Defined Benefit Plans in which you participate as of the Date of Termination at your highest annual rate of compensation during the twelve
                           (12) months immediately preceding the Date of Termination (but in no event shall you be deemed to have accumulated additional months of age or service credit after your sixty-fifth (65th) birthday for purposes of the Pension Plan), over (2) the retirement pension (stated in the same form of annuity and commencing on the same date as described in subclause (1) above) which you had then accrued pursuant to the provisions of the Defined Benefit Plans in which you are a participant as of the Date of Termination. For purposes of subclause (1), the term "compensation" shall include amounts payable pursuant to Clauses 5(D)(ii) and (iii) hereof, and amounts payable pursuant to Clauses 5(D)(ii) and
                           (iii) hereof shall be deemed to represent thirty-six
                           (36) months of compensation (or for purposes of the Pension Plan such lesser number of months of compensation to your sixty-fifth (65th) birthday) for purposes of determining benefits under the Defined Benefit Plans. For purposes of this Subsection, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Pension Plan immediately prior to the Change in Control.

                  (vi) Employee Benefit Plans. Any unvested rights in any employee benefit plan in which you are eligible to participate



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                           shall immediately vest, such plans including but not
                           limited to those listed on Schedule A to this letter agreement. You shall be entitled to receive all benefits payable to you under the Company's benefit and pension plans, not otherwise specifically provided for in Subsection 4(D), including those listed in Clause 4(C)(v).

                  (vii) Normal Retirement Date. In the event you become eligible for pension benefits under the Pension Plan on the first day of the month following your attaining age sixty-five (65), your Normal Retirement Date, during the thirty-six (36) month period following the commencement of payments pursuant to Subsection 5(D), then you will only be entitled to the lump sum payment as provided by Clauses 5(D)(ii),
                           (iii) and (v) for that period between the Date of Termination and the last day of the month immediately preceding your Normal Retirement Date. In addition, any entitlement you shall have to benefits provided by Clauses 5(D)(iv) and (vi) shall also cease as of the date you attain your Normal Retirement Date.

         (E) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer or by pension benefits after the Date of Termination, or otherwise except as specifically provided in this Section 5.

         (F) Gross-Up Payment. In the event that any payment received by you or paid by the Company on behalf of you under this Agreement or under any other plan, arrangement or agreement with the Company or any person whose actions result in a Change in Control (collectively, the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed by section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to you an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Total Payments and on any federal, state and local income, excise and/or other taxes upon the Gross-Up Payment provided for by this Section 6, shall be equal to the Total Payments.

                  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the written opinion of tax counsel selected by the Company's independent auditors such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income and other taxes at the highest applicable marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and other taxes at the highest applicable marginal rate of taxation in the state and locality of your residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and any other taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined or upon your receipt of a refund from the taxing authorities of the amount attributable to the reduction in the excise tax, whichever is later, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and other taxes imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by you with respect to such excess) at the time that the amount of such excess is finally determined. You and the Company shall each reasonably cooperate with the other in connection with any administration or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                  The Gross-Up Payment payable pursuant to this subsection shall be payable on the earlier of (i) the date the Company is required to withhold the Excise Tax pursuant to Section 4999 of the Code, or (ii) the date you are required to pay the Excise Tax.

                  You shall notify the Company of any audit or review by the Internal Revenue Service of your federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of your receipt of such audit or review. In addition, you shall notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.

6.       Successors:  Binding Agreement

         (A) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (B) Enforceability by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed in the United States, registered mail, return receipt requested, postage prepaid, addressed to UNITED DOMINION INDUSTRIES, INC., ONE FIRST UNION CENTER, SUITE 2300, CHARLOTTE, NC 28202, with a copy to the Senior Vice President - Human Resources & Administration (or his successor) of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, oral or written, with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina applicable to contracts entered into and performed in such State. Notwithstanding the fact this Agreement is governed by the laws of the State of North Carolina, any action brought by you may be instituted in your state of residence.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

11. Expenses of Enforcement. In the event of any dispute between the Company and you with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Company shall reimburse you for all reasonable costs and expenses relating to litigation, actions or other proceedings as they are incurred, including reasonable attorney's fees and expenses reasonably incurred, regardless of whether such litigation, actions or other proceedings result in any settlement or judgment or order in favor of any party; provided, however, that such costs and expenses will be reimbursable in the event of any claim or action initiated by you relating to this Agreement only if such claim shall have been made or brought after reasonable inquiry and shall be well-grounded in fact, and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law, and that is not interposed for any improper purpose, such as to harass or to cause unnecessary delay or needless increase in the cost of litigation. Unless required by applicable Delaware law, in no event shall you be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Company under this Section 11 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by you, upon the expiration of this Agreement or otherwise).

12. No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company.

13. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

14. Confidentiality. In consideration for the payments to be made by the Company hereunder, you agree to maintain the confidentiality of all information relating to the Company, Limited, or any of its or their subsidiaries not otherwise available to the public during the term, and following the expiration, of this Agreement.

15. Guarantee by Limited. In consideration of the management services provided to it by the Company, and by its signature hereto, Limited agrees that it will guarantee the payment and performance of all obligations of the Company hereunder.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,




[Signatures]